Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2019 RESULTS

•	Third quarter comparable store sales increase of 5.0%

•	11% increase in third quarter operating profit dollars

•	13% increase in third quarter diluted earnings per share to $5.08

Springfield, MO, October 23, 2019 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its third quarter ended September 30, 2019.

3rd Quarter Financial Results
Greg Johnson, O’Reilly’s CEO and Co-President, commented, “We are pleased to report strong results for the third quarter, highlighted by comparable store sales growth of 5.0%, which was at the high end of our guidance and on top of our solid 3.9% comparable store sales growth in the prior year. Our Team is committed to driving profitable growth, and we are pleased with our ability to deliver strong sales growth in the quarter, while also expanding our gross margin by 35 basis points. We capitalized on the top-line results, as our team diligently controlled expenses to leverage SG&A by 22 basis points over last year, resulting in a total increase in operating profit dollars of 11%. Our third quarter performance and ongoing success is the direct result of our Team Members’ continued hard work and dedication, and I would like to thank each of them for their relentless commitment to providing the highest levels of service in the industry.”

Sales for the third quarter ended September 30, 2019, increased $184 million, or 7%, to $2.67 billion from $2.48 billion for the same period one year ago. Gross profit for the third quarter increased 8% to $1.42 billion (or 53.3% of sales) from $1.32 billion (or 53.0% of sales) for the same period one year ago. Selling, general and administrative expenses (“SG&A”) for the third quarter increased 7% to $886 million (or 33.2% of sales) from $831 million (or 33.5% of sales) for the same period one year ago. Operating income for the third quarter increased 11% to $536 million (or 20.1% of sales) from $485 million (or 19.5% of sales) for the same period one year ago.

Net income for the third quarter ended September 30, 2019, increased $25 million to $391 million (or 14.7% of sales) from $366 million (or 14.7% of sales) for the same period one year ago. Diluted earnings per common share for the third quarter increased 13% to $5.08 on 77 million shares versus $4.50 on 81 million shares for the same period one year ago.

Year-to-Date Financial Results
Mr. Johnson continued, “Through the first nine months of 2019, our free cash flow results were stronger than planned, primarily driven by the amount and timing of our quarterly estimated tax payments. We continue to invest in renewable energy projects that generate investment tax credits and the timing of these investments can create unevenness in our cash flows, however, we expect this timing to normalize during the fourth quarter, and for the full-year, we continue to expect free cash flow to finish in the range of $1.0 billion to $1.1 billion.”

Sales for the first nine months of 2019 increased $446 million, or 6%, to $7.67 billion from $7.22 billion for the same period one year ago. Gross profit for the first nine months of 2019 increased 7% to $4.07 billion (or 53.1% of sales) from $3.81 billion (or 52.7% of sales) for the same period one year ago. SG&A for the first nine months of 2019 increased 7% to $2.59 billion (or 33.8% of sales) from $2.42 billion (or 33.5% of sales) for the same period one year ago. Operating income for the first nine months of 2019 increased 7% to $1.48 billion (or 19.3% of sales) from $1.39 billion (or 19.2% of sales) for the same period one year ago.

Net income for the first nine months of 2019 increased $42 million, or 4%, to $1.07 billion (or 13.9% of sales) from $1.02 billion (or 14.2% of sales) for the same period one year ago. Diluted earnings per common share for the first nine months of 2019 increased 10% to $13.63 on 78 million shares versus $12.36 on 83 million shares for the same period one year ago.

Mr. Johnson concluded, “As we discussed in our second quarter earnings release, year-to-date store openings through June 30 fell short of our plan, due to weather related construction delays. We made significant progress with store openings during the third quarter to close that timing gap, and remain on track to open 200 net, new stores by the end of 2019. We continue to view organic store growth to be a strong opportunity to invest capital at robust rates of return and plan to continue to execute our expansion strategy during 2020 with the addition of approximately 180 net, new stores. This target is slightly below our 2019 store opening pace as our Teams will be heavily involved with completing the acquisition of Mayasa Auto Parts, which we announced in August. We are very excited to close on this acquisition in the fourth quarter and begin the process of partnering with the experienced Mayasa leadership team to capitalize on the long-term profitable growth opportunities that exist in the Mexican market.”

3rd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for stores open at least one year, are included in the comparable store sales calculation. Comparable store sales increased 5.0% for the third quarter ended September 30, 2019, on top of 3.9% for the same period one year ago. Comparable store sales increased 3.9% for the nine months ended September 30, 2019, on top of 4.0% for the same period one year ago.

Share Repurchase Program
During the third quarter ended September 30, 2019, the Company repurchased 1.0 million shares of its common stock, at an average price per share of $377.85, for a total investment of $387 million. During the first nine months ended September 30, 2019, the Company repurchased 3.6 million shares of its common stock, at an average price per share of $364.84, for a total investment of $1.31 billion. Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.1 million shares of its common stock, at an average price per share of $393.33, for a total investment of $32 million. The Company has repurchased a total of 76.0 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $159.11, for a total aggregate investment of $12.09 billion. As of the date of this release, the Company had approximately $662 million remaining under its current share repurchase authorization.

4th Quarter and Updated Full-Year 2019 Guidance
The table below outlines the Company’s guidance for selected fourth quarter and updated full-year 2019 financial data:

	For the Three Months Ending December 31, 2019	For the Year Ending December 31, 2019
Comparable store sales	3% to 5%	3% to 5%
Total revenue		$10.0 billion to $10.3 billion
Gross profit as a percentage of sales		52.7% to 53.2%
Operating income as a percentage of sales		18.7% to 19.2%
Effective income tax rate		23.0%
Diluted earnings per share (1)	$4.12 to $4.22	$17.75 to $17.85
Net cash provided by operating activities		$1.6 billion to $1.8 billion
Capital expenditures		$625 million to $675 million
Free cash flow (2)		$1.0 billion to $1.1 billion

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)
Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

(in millions)		For the Year Ending December 31, 2019
Net cash provided by operating activities		$1,635	to	$1,790
Less:	Capital expenditures	625	to	675
	Excess tax benefit from share-based compensation payments	10	to	15
Free cash flow		$1,000	to	$1,100

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, October 24, 2019, at 10:00 a.m. Central Time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6396 and the conference call identification number is 49053015. A replay of the conference call will be available on the Company’s website through Friday, October 23, 2020.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of September 30, 2019, the Company operated 5,420 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,”

“may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, tariffs, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, information security and cyber-attacks, terrorist activities, war, the threat of war, and the ability to successfully complete the acquisition of Mayasa Auto Parts on a timely basis. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2018, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2019 (1)	September 30, 2018	December 31, 2018
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$42,804	$40,019	$31,315
Accounts receivable, net	224,033	242,692	192,026
Amounts receivable from suppliers	76,107	83,237	78,155
Inventory	3,348,631	3,139,621	3,193,344
Other current assets	32,914	54,462	48,262
Total current assets	3,724,489	3,560,031	3,543,102

Property and equipment, at cost	6,053,306	5,512,325	5,645,552
Less: accumulated depreciation and amortization	2,182,599	2,010,392	2,058,550
Net property and equipment	3,870,707	3,501,933	3,587,002

Operating lease, right-of-use assets	1,908,931	—	—
Goodwill	808,259	789,178	807,260
Other assets, net	60,338	43,572	43,425
Total assets	$10,372,724	$7,894,714	$7,980,789

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,606,571	$3,384,098	$3,376,403
Self-insurance reserves	75,158	75,440	77,012
Accrued payroll	104,161	89,721	86,520
Accrued benefits and withholdings	87,386	83,113	89,082
Income taxes payable	100,472	—	11,013
Current portion of operating lease liabilities	308,726	—	—
Other current liabilities	298,380	272,709	253,990
Total current liabilities	4,580,854	3,905,081	3,894,020

Long-term debt	3,703,628	3,174,327	3,417,122
Operating lease liabilities, less current portion	1,642,178	—	—
Deferred income taxes	117,551	102,640	105,566
Other liabilities	162,294	214,287	210,414

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
75,727,781 as of September 30, 2019,
80,345,665 as of September 30, 2018, and
79,043,919 as of December 31, 2018	757	803	790
Additional paid-in capital	1,259,544	1,265,827	1,262,063
Retained deficit	(1,094,082)	(768,251)	(909,186)
Total shareholders’ equity	166,219	498,379	353,667

Total liabilities and shareholders’ equity	$10,372,724	$7,894,714	$7,980,789
Note: The balance sheet at December 31, 2018, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(1)
The Company adopted Accounting Standard Codification 842 - Leases (“ASC 842”) during the first quarter ended March 31, 2019, using the additional, optional transition method, which does not require prior periods to be restated.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Sales	$2,666,528	$2,482,717	$7,667,010	$7,221,471
Cost of goods sold, including warehouse and distribution expenses	1,243,998	1,166,962	3,596,903	3,415,820
Gross profit	1,422,530	1,315,755	4,070,107	3,805,651

Selling, general and administrative expenses	886,167	830,607	2,590,884	2,418,507
Operating income	536,363	485,148	1,479,223	1,387,144

Other income (expense):
Interest expense	(35,858)	(31,582)	(104,687)	(90,661)
Interest income	656	669	1,813	1,838
Other, net	732	1,416	4,667	2,609
Total other expense	(34,470)	(29,497)	(98,207)	(86,214)

Income before income taxes	501,893	455,651	1,381,016	1,300,930
Provision for income taxes	110,600	89,500	314,890	276,800
Net income	$391,293	$366,151	$1,066,126	$1,024,130

Earnings per share-basic:
Earnings per share	$5.14	$4.54	$13.77	$12.50
Weighted-average common shares outstanding – basic	76,172	80,593	77,415	81,939

Earnings per share-assuming dilution:
Earnings per share	$5.08	$4.50	$13.63	$12.36
Weighted-average common shares outstanding – assuming dilution	76,969	81,410	78,220	82,841

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2019	2018

Operating activities:
Net income	$1,066,126	$1,024,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	200,382	193,318
Amortization of debt discount and issuance costs	2,898	2,557
Deferred income taxes	12,383	17,234
Share-based compensation programs	16,578	15,144
Other	5,830	6,304
Changes in operating assets and liabilities:
Accounts receivable	(38,892)	(32,799)
Inventory	(154,986)	(129,214)
Accounts payable	228,943	194,069
Income taxes payable	90,383	4,460
Other	60,031	46,816
Net cash provided by operating activities	1,489,676	1,342,019

Investing activities:
Purchases of property and equipment	(481,207)	(350,461)
Proceeds from sale of property and equipment	5,479	3,353
Investment in tax credit equity investments	(17,988)	—
Other	661	(716)
Net cash used in investing activities	(493,055)	(347,824)

Financing activities:
Proceeds from borrowings on revolving credit facility	2,192,000	1,745,000
Payments on revolving credit facility	(2,404,000)	(2,046,000)
Proceeds from the issuance of long-term debt	499,955	498,660
Payment of debt issuance costs	(3,991)	(3,923)
Repurchases of common stock	(1,307,983)	(1,251,060)
Net proceeds from issuance of common stock	39,077	58,955
Other	(190)	(2,156)
Net cash used in financing activities	(985,132)	(1,000,524)

Net increase (decrease) in cash and cash equivalents	11,489	(6,329)
Cash and cash equivalents at beginning of the period	31,315	46,348
Cash and cash equivalents at end of the period	$42,804	$40,019

Supplemental disclosures of cash flow information:
Income taxes paid	$218,386	$256,949
Interest paid, net of capitalized interest	110,014	102,025

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended September 30,
Adjusted Debt to EBITDAR:		2019	2018
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,703,628	$3,174,327
Add:	Letters of credit	39,104	36,984
	Discount on senior notes	3,723	4,498
	Debt issuance costs	17,649	16,175
	Six-times rent expense	2,005,494	1,876,758
Adjusted debt		$5,769,598	$5,108,742

GAAP net income		$1,366,483	$1,326,445
Add:	Interest expense	136,155	117,455
	Provision for income taxes	407,690	351,209
	Depreciation and amortization	266,001	253,663
	Share-based compensation expense	21,610	19,710
	Rent expense (i)	334,249	312,793
EBITDAR		$2,532,188	$2,381,275

Adjusted debt to EBITDAR		2.28	2.15

(i)
The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the nine and twelve months ended September 30, 2019 (in thousands):

Total lease cost, per ASC 842, for the nine months ended September 30, 2019		$298,185
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the nine months ended September 30, 2019	44,531
Rent expense for the nine months ended September 30, 2019		253,654
Add:	Rent expense for the three months ended December 31, 2018, as previously reported prior to the adoption of ASC 842	80,595
Rent expense for the twelve months ended September 30, 2019		$334,249

	September 30,
	2019	2018
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Average inventory per store (in thousands) (2)	$618	$605
Accounts payable to inventory (3)	107.7%	107.8%

		For the Three Months Ended September 30,		For the Nine Months Ended September 30,
		2019	2018	2019	2018
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$642,672	$466,786	$1,489,676	$1,342,019
Less:	Capital expenditures	185,599	126,344	481,207	350,461
	Excess tax benefit from share-based compensation payments	2,337	13,366	13,059	32,974
Free cash flow		$454,736	$327,076	$995,410	$958,584

Store and Team Member Information:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018	2019	2018
Beginning store count	5,344	5,147	5,219	5,019	5,190	4,984
New stores opened	76	45	183	177	212	213
Bennett stores acquired, net of stores merged (4)	—	—	20	—	20	—
Stores closed	—	(2)	(2)	(6)	(2)	(7)
Ending store count	5,420	5,190	5,420	5,190	5,420	5,190

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018
Total employment	82,163	80,158
Square footage (in thousands)	40,070	38,166
Sales per weighted-average square foot (5)	$66.73	$65.02	$253.82	$250.71
Sales per weighted-average store (in thousands) (6)	$493	$477	$1,871	$1,836

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    O’Reilly acquired 33 Bennett Auto Supply, Inc. (“Bennett”) stores after the close of business on December 31, 2018. During the first quarter ended March 31, 2019, O’Reilly merged eight of the acquired Bennett stores into existing O’Reilly locations, and during the second quarter ended June 30, 2019, O’Reilly merged an additional five acquired Bennett stores into existing O’Reilly locations.

(5)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(6)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.